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                                                                    Exhibit 99.2

                        QUINTON CARDIOLOGY SYSTEMS, INC.

         Unaudited Pro Forma Condensed Consolidated Financial Statements

               As of December 31, 2002 and for the year then ended

                                                                               1
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         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the historical consolidated financial statements of Quinton Cardiology Systems, Inc. (Quinton) and Spacelabs Burdick, Inc. (Burdick). The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of the stock of Burdick (the Acquisition) as if the Acquisition had occurred on December 31, 2002. The unaudited pro forma condensed consolidated statements of operations gives effect to the Acquisition as if the Acquisition had been consummated on January 1, 2002.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The pro forma amounts reflect Quinton management's preliminary estimates of fair values of assets acquired and liabilities assumed at the date of the Acquisition. These estimates are preliminary because Quinton management has not yet obtained all information that it has arranged to obtain and that is known to be available. Management of Quinton believes that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Acquisition; however, the unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Acquisition been consummated on the date or for the period indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or for any future period.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Burdick financial statements and related notes included in this Form 8-K/A and the Quinton financial statements and related notes included in Quinton's Form 10-K for the year ended December 31, 2002.

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            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                                                     PRO FORMA
                                                         QUINTON        BURDICK     ADJUSTMENTS          PRO FORMA
                                                        ---------      ---------    -----------          ---------
ASSETS:
   Cash and cash equivalents                            $  19,382      $     386     $  (18,900)  (a)    $     868
   Accounts receivables, net                                7,384          5,271              -   (a)       12,655
   Inventories                                              7,462          6,377          1,040   (b)       14,879
   Prepaid expenses and other current assets                  528            139              -                667
   Income taxes receivable                                    206              -              -                206
   Deferred income taxes                                        -              -              -                  -

                                                        ---------      ---------     ----------          ---------
  Total current assets                                     34,962         12,173        (17,860)            29,275
                                                        ---------      ---------     ----------          ---------

Plant, machinery and equipment, net                         3,510          1,180            820   (d)        5,510
Intangible assets, net                                        393          6,887           (707)  (e)        6,573
Goodwill                                                      860          3,325         (3,325)  (f)        8,974
                                                                                          8,114   (f)
Investment in unconsolidated entity                         1,000              -              -              1,000
Restricted cash deposit                                     1,325              -         (1,325)  (a)            -
Other assets                                                    -             45              -                 45

                                                        ---------      ---------     ----------          ---------
  Total assets                                          $  42,050      $  23,610     $  (14,283)         $  51,377
                                                        =========      =========     ==========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Line of credit                                        $       -      $       -     $    2,475   (a)    $   2,475
  Current portion of long term debt                           363              -              -                363
  Accounts payable                                          4,776          2,725              -              7,501
  Accrued liabilities                                       8,911          3,963            700  (g,h)      13,574
  Putable warrants                                            328              -              -                328

                                                        ---------      ---------     ----------          ---------
  Total current liabilities                                14,378          6,688          3,175             24,241
                                                        ---------      ---------     ----------          ---------

Long-term debt, net of current portion                        363              -              -                363
Deferred income taxes                                           -            480           (480)  (c)        1,080
                                                                                          1,080   (c)
Post-retirement benefit liability                               -          2,104         (2,104)  (i)            -

                                                        ---------      ---------     ----------          ---------
  Total liabilities                                        14,741          9,272          1,671             25,684
                                                        ---------      ---------     ----------          ---------

Minority interest in consolidated entity                        -            273              -                273

Shareholders' equity/Parent's Investment
  Parent's investment                                           -         14,065        (14,434)  (j)         (369)
  Common stock                                             45,085              -              -             45,085
  Deferred stock-based compensation                          (180)             -              -               (180)
  Accumulated deficit                                     (17,596)             -              -   (j)      (19,116)
                                                                                         (1,520)  (e)
                                                        ---------      ---------     ----------          ---------
  Total shareholders' equity/parents investment            27,309         14,065        (15,954)            25,420
                                                        ---------      ---------     ----------          ---------
   Total liabilities and shareholder's equity           $  42,050      $  23,610     $  (14,283)         $  51,377
                                                        =========      =========     ==========          =========

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

                        QUINTON CARDIOLOGY SYSTEMS, INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                              BURDICK
                                                               ------------------------------------
                                                               JANUARY 1, 2002      JULY 3, 2002
                                                                     TO                  TO            PRO FORMA
                                                    QUINTON     JULY 2, 2002      DECEMBER 31, 2002   ADJUSTMENTS       PRO FORMA
                                                   ---------   ---------------   ------------------   -----------       ---------
REVENUES:
Systems                                            $  37,389      $ 19,147            $ 18,319         $      -         $  74,855
Service                                                9,107           727                 803                -            10,637
                                                   ---------      --------            --------         --------         ---------
  Total revenues                                      46,496        19,874              19,122                -            85,492
                                                   ---------      --------            --------         --------         ---------

COST OF REVENUES:
Systems                                               23,247        12,763              12,672              (50) (k)       48,632
Service                                                4,636           818                 844                -             6,298
                                                   ---------      --------            --------         --------         ---------
  Total cost of revenues                              27,883        13,581              13,516              (50)           54,930
                                                   ---------      --------            --------         --------         ---------
  Gross profit                                        18,613         6,293               5,606               50            30,562
                                                   ---------      --------            --------         --------         ---------

OPERATING EXPENSES:
Research and development                               5,126         1,956               1,727                -  (e)        8,809
Sales and marketing                                    9,974         3,970               3,793                -            17,737
General and administrative                             5,273         1,958               2,578             (660) (l)        9,149
Write off of in process research and development           -             -               1,328                -  (e)        1,328
Stock-based compensation                                 111             -                   -                -               111
                                                   ---------      --------            --------         --------         ---------
  Total operating expenses                            20,484         7,884               9,426             (660)           37,134
                                                   ---------      --------            --------         --------         ---------

                                                   ---------      --------            --------         --------         ---------
  Operating loss                                      (1,871)       (1,591)             (3,820)             710            (6,572)
                                                   ---------      --------            --------         --------         ---------

OTHER INCOME (EXPENSE):
Interest income                                          225             -                   -             (225) (m)            -
Interest expense                                        (114)            -                   -             (143) (n)         (257)
Interest income, putable warrants                        219             -                   -                -               219
Other income (expense), net                               (6)           18                  45                -                57
                                                   ---------      --------            --------         --------         ---------
  Total other income (expense)                           324            18                  45             (368)               19
                                                   ---------      --------            --------         --------         ---------
                                                   ---------      --------            --------         --------         ---------
Loss before income taxes                              (1,547)       (1,573)             (3,775)             342            (6,553)
                                                   ---------      --------            --------         --------         ---------

  Income tax benefit                                     192             -                   -                -  (c)          192

                                                   ---------      --------            --------         --------         ---------
  Net loss                                         $  (1,355)     $ (1,573)           $ (3,775)        $    342         $  (6,361)
                                                   =========      ========            ========         ========         =========

  Basic and diluted net loss per share:                (0.17)                                                               (0.81)
                                                   =========                                                            =========
  Weighted average shares used to compute
      basic and diluted net loss per share         7,887,659                                                            7,887,659
                                                   =========                                                            =========

                        QUINTON CARDIOLOGY SYSTEMS, INC.
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

               AS OF DECEMBER 31, 2002 AND FOR THE YEAR THEN ENDED

On December 23, 2002, Quinton entered into a Stock Purchase Agreement with Spacelabs, Burdick, and Datex-Ohmeda, Inc., to purchase from Spacelabs all of the outstanding shares of capital stock of Burdick, its wholly owned subsidiary (the "Acquisition"). Burdick is a leading supplier of ECG carts, Holter monitors and cardiology information systems to U.S. physicians' offices. The Acquisition became effective on January 2, 2003.

The consideration for the Acquisition was cash of $24,000, subject to certain holdback and post-closing adjustment provisions. The purchase price was determined by the arms-length negotiations between the parties. Quinton funded approximately $20,225 of the purchase price with proceeds remaining from its May 2002 initial public offering. The remainder of the purchase price was funded through a credit facility with Silicon Valley Bank.

The pro forma condensed consolidated balance sheet presents the effects of the Acquisition as if it became effective on December 31, 2002. The pro forma condensed consolidated statement of operations presents the effects of the Acquisition as if it became effective on January 1, 2002. The following describes the pro forma adjustments reflected in these pro forma condensed consolidated financial statements.

The pro forma adjustments reflect Quinton management's preliminary estimates of fair values of assets acquired and liabilities assumed at the date of the Acquisition. These estimates are preliminary because Quinton management has not yet obtained all information that is has arranged to obtain and that is known to be available

1 The pro forma amounts reflect Quinton management's preliminary estimates of fair values of assets acquired and liabilities assumed at the date of the Acquisition. These estimates are preliminary because Quinton management has not yet obtained all information that it has arranged to obtain and that is known to be available. The estimate of the useful life of each intangible asset was based on an analysis by Quinton management of all pertinent factors. These factors include the expected use of the asset by the entity, the expected useful life of another asset or a group of assets to which the useful life of the asset may relate, any legal, regulatory, or contractual provisions that may limit the useful life, any legal, regulatory, or contractual provisions that enable renewal or extension of the asset's legal or contractual life without substantial cost, the effects of obsolescence, demand, competition, and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

2 Pro forma adjustments reflect those matters that are a direct result of the transaction, which are factually supportable and, for pro forma adjustments to the pro forma condensed consolidated statement of operations, are expected to have continuing impact. The pro forma adjustments are as follows:

     (a) Quinton funded the $24,000 purchase price with cash of $18,900, restricted cash of $1,325, borrowings of $2,475 under a credit facility with Silicon Valley Bank and a $1,300 holdback for certain accounts receivable. The Acquisition agreement provides for an adjustment to purchase price based on working capital, as defined. This adjustment to purchase price, which is a receivable from the Seller, is subject to final resolution between the parties. Spacelabs' management has calculated this amount to be approximately $1,300, which Quinton is disputing.

                        QUINTON CARDIOLOGY SYSTEMS INC.
                     Notes to Unaudited Pro Forma Condensed
                Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

     (b) Finished goods inventories acquired as part of the Acquisition are recorded at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort. Work in process was not material. The purchase cost allocated to finished goods inventories at the date of the Acquisition exceeded Burdick's recorded balance by approximately $1,040. Quinton management expects that this amount will be recorded as a cost of revenues over the period that the related inventory is sold, which is estimated to be approximately three months from the date of the Acquisition. There is no adjustment to the pro forma statement of operations for this additional cost of revenues because it will not have continuing impact.

     (c) Burdick's financial statements reflect taxes as if Burdick were a standalone entity for tax purposes. However, Burdick has historically been included in the consolidated income tax returns of Spacelabs, Inc. Deferred income taxes recorded by an acquired entity before its acquisition are not recognized in purchase accounting, so all tax amounts and balances attributable to periods prior to the Acquisition have been eliminated in the pro forma balance sheet and statement of operations. The remaining deferred tax liability relates to the Burdick trade name, which has been determined to have an indefinite life.

     (d) The estimated fair value of machinery and equipment exceeds Burdick's reported amounts by approximately $820.

     (e) The estimated fair value of intangible assets, excluding in process research and development, is less than Burdick's reported amounts by approximately $707. The estimated fair value of intangible assets acquired includes developed technology of approximately $1,280, customer-based intangibles of approximately $2,200 and a trade name of approximately $2,700. In-process research and development, which was written off as of the date of the Acquisition, was estimated to be approximately $1,520. The adjustment to the pro forma balance sheet for in process research and development reflects the write off at the date of the Acquisition. There is no adjustment to the pro forma statement of operations for in process research and development because it will not have continuing impact.

     (f) Goodwill represents the residual of purchase cost, including direct costs relating to the Acquisition, over the fair value of net assets acquired. The pro forma adjustment includes the elimination of Burdick's recorded goodwill of $3,325 and recording of goodwill resulting from the Acquisition of $8,114. Goodwill actually recorded by Quinton in connection with the Acquisition will differ from the amount presented here as Quinton management resolves the purchase price adjustment, obtains all information that it has arranged to obtain and that is known to be available, and adjusts the allocation of purchase price accordingly.

     (g) Direct costs of the Acquisition are estimated to be approximately $700. Indirect and general expenses related to the Acquisition have been expensed as incurred.

                        QUINTON CARDIOLOGY SYSTEMS INC.
              Notes to Unaudited Pro Forma Condensed Consolidated
                        Financial Statements (Continued)
                             (Dollars in Thousands)



     (h) Warranty liability and deferred revenue, which are included in accrued liabilities, relate to Burdick's obligation to provide service under warranty and extended service contract obligations. Quinton management believes the total of the fair value of the warranty liability and the obligation to provide extended service under contracts assumed in connection with the Acquisition approximates the total of the Burdick recorded amounts.

     (i) Burdick's financial statements include a liability for post retirement benefits due to certain former Burdick employees. Quinton did not assume this liability as part of the Acquisition, and Quinton management does not intend to offer similar benefits.

     (j) The Acquisition agreement provides that amounts owed by Burdick to Spacelabs, which are recorded as parent company investment, will not be paid by Quinton.

     (k) The estimated fair values and lives of machinery and equipment estimated in connection with the Acquisition is expected to result in a net decrease to depreciation expense. This decrease is estimated as depreciation calculated using Quinton management's estimates of fair values and asset lives, which totals $400 on an annual basis, minus Burdick's actual depreciation of $450 during 2002. Quinton management believes that the decrease in depreciation expense is attributable primarily to production related equipment, and has therefore reflected the estimated decrease to depreciation expense as a reduction in cost of systems revenues.

     (l) The decrease to amortization expense is calculated using Quinton management's estimates of fair values and asset lives, resulting in amortization which totals approximately $400 on an annual basis, minus Burdick's historical amortization expense of $1,060. Quinton management estimated intangible asset lives as seven years for developed technology and ten years for customer-based intangibles. Quinton management has concluded that no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of the trade name, and accordingly has considered the useful life of the trade name to be indefinite.

     (m) Interest income has been adjusted to eliminate the historical interest income earned on cash held by Quinton that was used to fund the Acquisition.

     (n) Interest expense has been adjusted to reflect the borrowings of $2,475 to fund the Acquisition multiplied by 5.75%, which was the rate applicable to Quinton's line of credit using 2002 LIBOR rates.

                        QUINTON CARDIOLOGY SYSTEMS INC.
                     Notes to Unaudited Pro Forma Condensed
                Consolidated Financial Statements (Continued)
                             (Dollars in thousands)

     (o) Burdick's historical statement of operations includes costs allocated by Spacelabs totaling $2,303. No pro forma adjustment has been made to reflect Quinton management's estimates of reduction to Burdick expenses resulting from elimination of costs allocated by Spacelabs subsequent to the Acquisition.

     (p) Burdick's statement of operations for the period July 3, 2002 through December 31, 2002 includes the effects of adjustments relating to the acquisition of Spacelabs by Instrumentarium, including an increase in cost of sales of $1,290 relating to the write-up of inventory at the date of acquisition (see note 2 to Burdick's consolidated financial statements) and the write-off of in process research and development at the time of acquisition of $1,328 (see note 2 to Burdick's consolidated financial statements). These amounts have not been adjusted in the unaudited pro forma condensed consolidated financial statements.